Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SUNSHINE SILVER MINING & REFINING COMPANY

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Sunshine Silver Mining & Refining Company (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.               That the name of the Corporation is Sunshine Silver Mining & Refining Company and that the Corporation was originally incorporated under the General Corporation Law on October 15, 2020.

2.               That the Corporation amended and restated the original Certificate of Incorporation of the Corporation on May 28, 2021 by filing an Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

3.               That the board of directors of the Corporation duly adopted resolutions proposing to amend and restate the Corporation’s Certificate of Incorporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

4.               That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as previously amended and restated, have been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law. The text of the Certificate of Incorporation of the corporation, as hereby amended and restated in its entirety, is set forth on Exhibit A attached hereto.

5.               That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation have been executed by a duly authorized officer of the Corporation on July 14, 2025.

Sunshine Silver Mining & Refining Company a Delaware corporation

By:	/s/ Heather White
Name: Heather White
Title: CEO

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SUNSHINE SILVER MININIG & REFINING CORPORATION

Article 1
NAME OF CORPORATION

The name of this corporation is Sunshine Silver Mining & Refining Company (the “Corporation”).

Article 2
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street Wilmington, Delaware 19801 in the County of New Castle. The name of its registered agent at such address is National Registered Agents, Inc.

Article 3
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “General Corporation Law”).

Article 4
AUTHORIZED SHARES

1.               Authorized Capital Stock. The total number of shares that the Corporation is authorized to issue is fifteen million (15,000,000) shares of Common Stock, par value of $0.001 per share (the “Common Stock”).

2.               Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

3.               Preemptive Rights. No stockholder has a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and the stockholder.

Article 5
BOARD OF DIRECTORS

1.               Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.             Number of Directors. The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, consist of not less than three nor more than 12 directors, with the exact number of directors to be determined from time to time solely by resolutions adopted by the affirmative vote of a majority of the Board of Directors.

3.             Election of Directors.

(a)            All of the directors will be elected annually at the annual meeting of stockholders.

(b)            A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(c)             Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(d)            There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

4.             Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.

5.             Removal. No director may be removed from office by the stockholders except with the affirmative vote of the holders of not less than 50% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

Article 6
STOCKHOLDERS

1.             Annual Meeting of Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

2.             Special Meetings of Stockholders. Special meetings of the stockholders may be called only by the Secretary of the Corporation at the direction of the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

Article 7
LIMITATIONS ON LIABILITY AND INDEMNIFICATION

1.             Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by General Corporation Law.

2.             Right to Indemnification.

(a)            Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by General Corporation Law. The right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by General Corporation Law. The right to indemnification conferred in this Article 7 shall be a contract right.

(b)            The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by General Corporation Law.

(c)             The Corporation hereby acknowledges that any directors may have certain rights to indemnification, advancement of expenses, and/or insurance provided by a stockholder or an affiliate of a stockholder (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the bylaws of the Corporation (or any other agreement between the Corporation and such Persons), without regard to any rights such Persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such Persons with respect to any claim for which such Persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Persons against the Corporation. The Corporation and each such Person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 2.

3.             Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under General Corporation Law.

4.             Nonexclusivity of Rights. The rights and authority conferred in this Article 7 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

5.             Preservation of Rights. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by General Corporation Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 8
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of General Corporation Law or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article 8 do not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8.

If any provision or provisions of this Article 8 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 8 (including, without limitation, each portion of any sentence of this Article 8 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article 9
CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to either Electrum or Ospraie or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation, provided, however, that all of the protections of this Article 9 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article 9 nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by General Corporation Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at. or arising out of or related to any event, act or omission that occurred prior to. the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article 9 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 9 (including, without limitation, each portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 9 (including, without limitation, each such portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article 9 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.

Article 10
MISCELLANEOUS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

As used herein, the following terms shall have the following meanings:

“Electrum” means Electrum Silver US LLC, Electrum Silver US II LLC, and their affiliates.

“Ospraie” means Ospraie Management, LLC, Ospraie Real Assets Fund LP and their affiliates.